Exhibit 10.2

Newell Rubbermaid Inc.

Long-Term Incentive Performance Pay Terms and Conditions

1. Grants. Under the terms and provisions of the Newell Rubbermaid Inc. 2013 Incentive Plan, or any successor plan (the “Stock Plan”), the Organizational Development & Compensation Committee (the “Committee”) of the Board of Directors of Newell Rubbermaid Inc. (the “Company”), at any time and from time to time, may grant Awards based on shares of the Company’s Common Stock, including restricted Stock Units (“Restricted Stock Units”), to eligible employees in such amounts as the Committee shall determine. This document, referred to herein as the “LTIP”, establishes a methodology for determining Awards of Restricted Stock Units under the Stock Plan in 2015 and subsequent years to eligible Employees with positions in Salary Bands 6-14 (“Key Employees”). The Committee will grant Restricted Stock Units to Key Employees pursuant to the guidelines set forth below.

2. Guidelines. The number of shares subject to Restricted Stock Units granted to a Key Employee in 2015 and in subsequent calendar years as an LTIP award will be determined as follows:

(a)	On or prior to March 31 (March 30 in leap years) of each applicable calendar year, the Committee will determine:

(i)	For each Key Employee a target value expressed as a dollar amount equal to a percentage of the Key Employee’s base salary rate (the “Target Value”). Subject to the approval of the Committee, the Company’s Chief Executive Officer (“CEO”) may recommend changes to the Target Value for Key Employees based on individual performance. With respect to an Award to the CEO, the Board of Directors may recommend changes to the Committee to the Target Value based on individual performance.

(ii)	A comparator group of companies for purposes of determining the Company’s relative Total Shareholder Return (“TSR”) for the three-year performance period beginning as of January 1 of the year in which this determination is made (the “TSR Comparator Group”).

(iii)	Performance Goals for purposes of determining the Company’s performance with respect to (i) the average annual growth of core sales of the Company, and (ii) the compounded annual growth of normalized earnings per share of the Company each for the three year performance period beginning as of January 1 of the first year of the performance period in which this determination is made.

(b)	Each year the Committee will authorize a Restricted Stock Unit grant to each Key Employee based on their respective Target Value, with the number of Restricted Stock Units determined by dividing the Key Employee’s Target Value by the Fair Market Value of a share of Common Stock on the date of grant. The number of Restricted Stock Units to be awarded will be then be apportioned as follows:

Salary Band	Time-Based RSUs	Performance-Based RSUs
14	0%	100%
7 to 14	40%	60%
6	50%	50%

This Performance-Based Restricted Stock Unit grant will be subject to the performance analysis as described in Section 2(c) below.

(c)	Following the completion of the applicable three-year performance period, the Committee will determine the extent to which each of the performance targets has been achieved as follows:

(i)	TSR Comparator Group Target. TSR will be calculated based on the following formula:

(Change in Stock Price) + (Dividends)

(Beginning Stock Price)

For this purpose, the beginning stock price will be the average daily closing stock price in the first month of the applicable performance period (i.e., January, 2015); and the ending stock price will be the average daily closing price in the last month of the applicable performance period (i.e., December, 2017).

The Committee will determine the Company’s ranking in the TSR Comparator Group based on the TSR of the Company and of each other member of the TSR Comparator Group, and will determine the payout percentage applicable to TSR performance as set forth in Section 2(c)(ii) below.

(ii)	Rankings. A ranking 1st in TSR Comparator Group will result in a 200% interpolated percentage/payout percentage and last in the TSR Comparator Group will result in a 0% interpolated percentage/payout percentage. For purposes of calculating the appropriate interpolated percentage/payout percentage, any companies that are in the Comparator Group at the beginning of the January 1, 2015 – December 31, 2017 performance period that no longer exist at the end of the performance period (e.g., through merger, buyout, bankruptcy, spin-off or similar transaction) shall be disregarded when calculating the appropriate interpolated percentage/payout percentage. However, in the event the Company’s TSR rank is in the bottom quartile of the companies remaining in the TSR Comparator Group, the payout percentage shall be 0% regardless of the interpolated percentage. For example, if the initial TSR Comparator Group has 23 companies at the beginning of the performance period and 4 of the companies have been merged out of existence by the end of the performance period, the interpolated percentage/payout percentage will be based on where the Company ranks among the remaining 19 companies as follows:

TSR Rank	Interpolated %/Payout %
1st	200%/200%
2nd	188.9%/188.9%
3rd	177.8%/177.8%
4th	166.7%/166.7%
5th	155.6%/155.6%
6th	144.4%/144.4%
7th	133.3%/133.3%
8th	122.2%/122.2%
9th	111.1%/111.1%
10th	100.0%/100%
11th	88.9%/88.9%
12th	77.8%/77.8%
13th	66.7%/66.7%
14th	55.6%/55.6%
15th	44.5%/44.5%	*
16th	33.4%/0%
17th	22.3%/0%
18th	11.2%/0%
19th	0%/0%

*	In the event that the cutoff for the bottom quartile occurs between ranks (e.g., between 15th and 16th in the example above) the zero payout percentage will not apply to the higher rank.

(iii)	Average Core Sales. The Average Core Sales target for the performance period shall be expressed as three levels of performance: threshold performance, target performance and maximum performance. The payout percentages for the Average Core Sales target shall be as follows:

Level of Performance	Average Core Sales	Payout Percentage
Threshold	2.50%	0%
Target	4.00%	100%
Maximum	5.50%	200%

Straight line interpolation shall be used to determine the payout percentage for performance levels between the respective Threshold, Target and Maximum levels of performance.

Average Core Sales means the simple average of the annual Core Sales growth performance over the three year performance period, with each of the three annual Core Sales performance rates measured against the core sales for the respective preceding fiscal year. Core Sales shall be calculated using the Core Sales figures included in the Company’s quarterly earnings releases. Core Sales calculations shall be based on local currency sales reported pursuant to U.S. GAAP, as adjusted for the impact of the adoption of new accounting standards.

Core Sales excludes from reported sales the impacts of acquisitions until the first anniversary of the acquisition and divestitures reflected as discontinued operations and changes in foreign currency from year-over-year comparisons. Core Sales also excludes from reported sales the impact of product line exits, exits from other components of the business, and exits from geographic markets. The effect of foreign currency on reported sales is determined by applying a fixed exchange rate, calculated as the 12-month average in the prior year, to current and prior year local currency sales amounts, with the difference in these two amounts being the impact on core sales related to foreign currency, and the difference between the change in as reported sales and the change in core sales related to foreign currency reported as the currency impact.

(iv)	Normalized EPS CAGR. The Normalized EPS CAGR target for the performance period shall be expressed as three levels of performance: threshold performance, target performance and maximum performance. The payout percentage for the Normalized EPS CAGR target shall be as follows:

Level of Performance	Normalized EPS CAGR	Payout Percentage
Threshold	5.00%	0%
Target	8.50%	100%
Maximum	11.5%	200%

Straight line interpolation relative to Target shall be used to determine the payout percentage for performance levels between the respective Threshold, Target and Maximum levels of performance.

Normalized EPS CAGR means the “compound annual growth rate” of Normalized EPS over the three-year performance period, measured against the Normalized EPS for the most recent fiscal year preceding the beginning of the performance period. Normalized EPS CAGR shall be calculated using the annual Normalized EPS figure from the Company’s quarterly earnings release for the year ended December 31, 2017. Normalized EPS excludes those significant items that are income or charges (and related tax impact) that have had or are likely to have a significant impact on the earnings of the Company for the period in which the item is recognized, are not indicative of the Company’s core operating results and affect the comparability of underlying results from period to period. Such items include restructuring and restructuring-related expenses and one-time and other events such as costs related to product recalls, the extinguishment of debt, certain tax benefits and charges, impairment charges, pension settlement charges, discontinued operations, costs related to the acquisition and integration of acquired businesses, advisory costs for process transformation and optimization initiatives, asset devaluations resulting from the adoption and continued use of the SICAD I Venezuelan Bolivar exchange rates (or subsequently adopted exchange rates), the impacts of adopting new accounting standards, gains and/or losses on sales of product lines or other components of the business, gains and/or losses on exits from geographic markets, and other extraordinary, unusual and/or non-recurring items of income, expense, gain or loss, or charges that the Company identifies in its quarterly earnings releases.

Each payout percentage in Sections 2(c)(ii), (iii) and (iv) above shall be multiplied by one-third, and the resulting sum of the three payout percentages (to two decimal places) shall determine the adjusted number of Restricted Stock Units and thus the number of shares of Common Stock actually issuable pursuant to each Key Employee’s Performance-Based Restricted Stock Unit grant.

No Performance-Based Restricted Stock Units will be paid pursuant to this LTIP except on the basis of the attainment of the Performance Goals set forth above as determined/certified by the Committee. Except as otherwise set forth in the Restricted Stock Unit Agreement, a Key Employee who is not employed by the Company or any of its affiliates on the date the Committee determines/certifies Performance Goal achievement will not be eligible to receive the Common Stock issuable pursuant to Restricted Stock Units.

3. Vesting. Except as otherwise specified by the Committee or as set forth in the Restricted Stock Unit Agreement of a Key Employee, each Restricted Stock Unit grant will be subject to a three-year cliff vesting schedule ending on the third year anniversary of the date of grant.

4. Dividends and Other Distributions. Participants who hold Restricted Stock Units granted hereunder will be credited with dividend equivalents in an amount equal to the regular cash dividends that would be paid with respect to the underlying shares of Common Stock had they been issued (assuming that each Restricted Stock Unit represents one share of Common Stock) while such Restricted Stock Units are so held; provided that (a) the dividend equivalents attributable to Time-Based Restricted Stock Units shall be paid in cash to the Key Employees at the time the regular dividends are paid; and (b) in the case of Performance-Based Restricted Stock Units, the dividend equivalents (i) shall be accumulated and held until the end of the applicable vesting period, and (ii) except as otherwise set forth in the Restricted Stock Unit Agreement, shall be subject to adjustment based upon achievement of Performance Goals described in Section 2(c) above. The Committee shall have the discretion to determine the time at which dividend equivalents described in this Section 4(b) are credited and the form in which they will be credited and paid. The Committee may apply any other restrictions to any dividend equivalents that the Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock Units is intended to qualify as Code Section 162(m) performance-based compensation, the Committee may apply any restrictions it deems appropriate to the payment of dividend equivalents declared with respect to such Restricted Stock Units, such that the dividend equivalents and/or the Restricted Stock Units maintain eligibility for the performance-based compensation exception under Code Section 162(m).

5. Restricted Stock Unit Agreements. Each Restricted Stock Unit grant awarded pursuant to this LTIP will be evidenced by a Restricted Stock Unit Agreement in accordance with Section 4.3 of the Stock Plan, which will specify the number of shares subject to the Award, the vesting schedule, the payment provisions, including dividend equivalent payment provisions, if any, and such other provisions as the Committee determines including, without limitation, provisions regarding continued employment with the Company, restrictions based upon the achievement of specific Company-wide Performance Goals, time-based restrictions on vesting following the attainment of Performance Goals, and/or restrictions under applicable federal or state securities laws.

6. Amendment or Termination of LTIP. Although it is intended that this LTIP be used to determine awards of Restricted Stock Units under the Stock Plan for 2015 and future years, the

Committee reserves the right to amend or terminate the LTIP at any time, retroactively or otherwise. For avoidance of doubt, once established by the Committee, no Performance Goals applicable to a Performance-Based Restricted Stock Unit may be amended or revised with respect to any Award made to a Covered Employee, as such term is defined in Section 2.10 of the Stock Plan and Section 162(m) of the Code.

7. Non US Employees. Key Employees who reside outside the United States will receive cash–based Time-Based Stock Units and Performance-Based Stock Units under the Newell Rubbermaid Inc. International Incentive Plan on terms substantially consistent as those set forth herein.

8. Capitalized Terms. Capitalized terms used but not defined herein shall have the meanings assigned to such terms pursuant to the Stock Plan.